EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Second Quarter 2021 Results
•Record quarterly net income of $25.1 million, an increase of 68% compared to second quarter 2020
•Declared quarterly distribution of $0.4714 per unit; 28th consecutive quarterly distribution
HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported record net income attributable to the Partnership in the second quarter of 2021 of $25.1 million, or $0.71 per limited partner unit, an increase of $10.2 million compared to second quarter 2020 net income attributable to the Partnership of $14.9 million. The increase in net income was a result of higher production, higher earnings on third-party sales as well as a buyer deficiency fee. The buyer deficiency fee of $8.7 million is a result of lower planned production in 2021 attributable to the impacts of the winter storm which occurred in the first quarter and an outage at Westlake Chemical OpCo LP ("OpCo") Petro 1 facility, which occurred on June 25, 2021. Cash flows from operating activities in the second quarter of 2021 were $131.7 million, an increase of $18.9 million compared to second quarter 2020 cash flows from operating activities of $112.8 million. For the three months ended June 30, 2021, MLP distributable cash flow of $25.5 million increased by $8.6 million from second quarter 2020 MLP distributable cash flow of $16.9 million. The increase in MLP distributable cash flow was primarily attributable to the higher production and resulting higher earnings at OpCo, partially offset by increased maintenance costs and turnaround reserves.
Record second quarter 2021 net income attributable to the Partnership of $25.1 million increased by $10.0 million compared to first quarter 2021 net income attributable to the Partnership of $15.1 million. This increase was primarily attributable to higher production at OpCo and increased earnings on third party sales. Second quarter 2021 cash flows from operating activities of $131.7 million decreased by $23.7 million compared to first quarter 2021 cash flows from operating activities of $155.4 million. This decrease in cash flows from operating activities was primarily due to the receipt of a receivable from Westlake Chemical Corporation ("Westlake Chemical") in the first quarter, partially offset by higher earnings during the quarter. Second quarter 2021 MLP distributable cash flow of $25.5 million increased by $9.3 million compared to first quarter 2021 MLP distributable cash flow of $16.2 million. This increase was primarily attributable to the higher production and earnings at OpCo.
Net income attributable to the Partnership of $40.2 million, or $1.14 per limited partner unit, for the six months ended June 30, 2021 increased by $7.6 million compared to the first six months of 2020 net income attributable to the Partnership of $32.6 million. The increase in net income attributable to the Partnership as compared to the prior-year period was due to higher earnings on ethylene sold to Westlake Chemical under the Ethylene Sales Agreement and third parties and a buyer deficiency of $18.4 million related to the winter storm that occurred in the first quarter of 2021, partially offset by lower ethylene production. Cash flows from operating activities in the first six months of 2021 were $287.1 million, an increase of $63.4 million compared to the first six months of 2020 cash flows from operating activities of $223.7 million. This increase was primarily due to the receipt of a prior year receivable from Westlake and higher earnings during the period. For the six months ended June 30, 2021, MLP distributable cash flow of $41.8 million increased by $6.6 million compared to the first six months of 2020 MLP distributable cash flow of $35.2 million. The increase in MLP distributable cash flow as compared to the prior-year period was primarily attributable to the Partnership's higher earnings at OpCo, partially offset by increased maintenance costs and turnaround reserves.
"The Partnership had a record second quarter driven by the strong consumer markets for PVC construction materials and polyethylene packaging, which drove the resulting demand for ethylene. The strong demand for ethylene and the resulting robust pricing environment drove higher margins in our second quarter 2021 third-party ethylene sales," said Albert Chao, President and Chief Executive Officer.
OpCo's Ethylene Sales Agreement with Westlake Chemical is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake Chemical for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
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On August 2, 2021, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the second quarter of 2021 of $0.4714 per unit to be payable on August 26, 2021 to unitholders of record as of August 12, 2021, representing the 28th consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage of 1.18x the declared distributions for the second quarter of 2021.
The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to cost recovery of expenses incurred in the second quarter of 2021, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, the COVID-19 pandemic and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC in March 2021.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.
Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' second quarter 2021 results will be held Tuesday, August 3, 2021 at 1:00 PM Eastern Time (12:00 PM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 321 65 79.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, August 10, 2021. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 321 65 79.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/go9q47ya and the earnings release can be obtained via the Partnership web page at: https://investors.wlkpartners.com/corporate-profile/default.aspx.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$240,956	$227,431	$460,759	$442,259
Net co-product, ethylene and other sales—third parties	81,273	11,069	129,677	46,790
Total net sales	322,229	238,500	590,436	489,049
Cost of sales	191,200	148,470	371,708	295,471
Gross profit	131,029	90,030	218,728	193,578
Selling, general and administrative expenses	8,269	6,139	16,942	12,335
Income from operations	122,760	83,891	201,786	181,243
Other income (expense)
Interest expense—Westlake	(2,224)	(3,431)	(4,460)	(7,381)
Other income, net	21	123	28	708
Income before income taxes	120,557	80,583	197,354	174,570
Income tax provision	263	206	438	423
Net income	120,294	80,377	196,916	174,147
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	95,195	65,517	156,671	141,540
Net income attributable to Westlake Partners	$25,099	$14,860	$40,245	$32,607

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.71	$0.43	$1.14	$0.93

Distributions declared per unit	$0.4714	$0.4714	$0.9428	$0.9428

MLP distributable cash flow	$25,538	$16,855	$41,783	$35,192

Distributions declared
Limited partner units—publicly and privately held	$9,938	$9,933	$19,874	$19,867
Limited partner units—Westlake	6,657	6,657	13,314	13,314
Total distributions declared	$16,595	$16,590	$33,188	$33,181
EBITDA	$151,483	$109,827	$258,058	$233,795

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2021	December 31, 2020

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$17,665	$17,154
Receivable under the Investment Management Agreement—Westlake	222,249	123,228
Accounts receivable, net—Westlake	66,948	108,028
Accounts receivable, net—third parties	24,962	11,029
Inventories	4,929	3,474
Prepaid expenses and other current assets	61	392
Total current assets	336,814	263,305
Property, plant and equipment, net	1,030,016	1,050,677
Other assets, net	34,925	42,506
Total assets	$1,401,755	$1,356,488

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$48,653	$39,754
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	1,670	1,923
Total liabilities	449,997	441,351
Common unitholders—publicly and privately held	476,076	471,701
Common unitholder—Westlake	51,103	48,270
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	284,607	277,399
Noncontrolling interest in OpCo	667,151	637,738
Total equity	951,758	915,137
Total liabilities and equity	$1,401,755	$1,356,488
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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2021	2020

	(In thousands of dollars)
Cash flows from operating activities
Net income	$196,916	$174,147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,244	51,844
Other balance sheet changes	33,958	(2,272)
Net cash provided by operating activities	287,118	223,719
Cash flows from investing activities
Additions to property, plant and equipment	(27,289)	(20,595)
Maturities of investments with Westlake under the Investment Management Agreement	83,000	181,000
Investments with Westlake under the Investment Management Agreement	(182,000)	(190,000)
Other	126	—
Net cash used for investing activities	(126,163)	(29,595)
Cash flows from financing activities
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(127,258)	(157,248)
Quarterly distributions to unitholders	(33,186)	(33,181)
Net cash used for financing activities	(160,444)	(190,429)
Net increase in cash and cash equivalents	511	3,695
Cash and cash equivalents at beginning of period	17,154	19,923
Cash and cash equivalents at end of period	$17,665	$23,618

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2021	2020	2021	2020

	(In thousands of dollars)
Net cash provided by operating activities	$155,408	$131,710	$112,758	$287,118	$223,719
Changes in operating assets and liabilities and other	(78,786)	(11,416)	(32,381)	(90,202)	(49,572)
Net Income	76,622	120,294	80,377	196,916	174,147
Add:
Depreciation, amortization and disposition of property, plant and equipment	28,898	28,734	26,164	57,632	52,291
Mark-to-market adjustment loss (gain) on derivative contracts	—	—	704	—	(1,787)
Less:
Contribution to turnaround reserves	(12,332)	(12,463)	(9,884)	(24,795)	(19,807)
Maintenance capital expenditures	(11,743)	(14,344)	(8,228)	(26,087)	(19,349)
Distributable cash flow attributable to noncontrolling interest in OpCo	(65,200)	(96,683)	(72,278)	(161,883)	(150,303)
MLP distributable cash flow	$16,245	$25,538	$16,855	$41,783	$35,192

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Three Months Ended March 31,
	2021	2021	2020	2021	2020

	(In thousands of dollars)
Net cash provided by operating activities	$155,408	$131,710	$112,758	$287,118	$223,719
Changes in operating assets and liabilities and other	(78,786)	(11,416)	(32,381)	(90,202)	(49,572)
Net Income	76,622	120,294	80,377	196,916	174,147
Less:
Other income, net	7	21	123	28	708
Interest expense	(2,236)	(2,224)	(3,431)	(4,460)	(7,381)
Income tax provision	(175)	(263)	(206)	(438)	(423)
Income from operations	79,026	122,760	83,891	201,786	181,243
Add:
Depreciation and amortization	27,542	28,702	25,813	56,244	51,844
Other income, net	7	21	123	28	708
EBITDA	$106,575	$151,483	$109,827	$258,058	$233,795